Exhibit 10.1

AMF Bowling Worldwide, Inc.	Worldwide Headquarters	Post Office Box 15060	804 / 730-4000 Telephone
	8100 AMF Drive Mechanicsville, Virginia 23111	Richmond, Virginia 23227

October 27, 2004

Mr. Anthony J. Ponsiglione II

1030 Manakin Road

Manakin-Sabot, VA 23103

Dear Tony:

This letter confirms our offer and your acceptance of the position of Vice President, Human Resources with AMF Bowling Worldwide, Inc. (“AMF”). This position will report directly to Frederick R. Hipp, President and CEO.

1.	Compensation.

You will be classified as an exempt-level executive employee. You will be compensated at a rate of $240,000 per year annualized, payable on a bi-weekly basis at a rate of $9,230.77.

Each year you will be eligible to participate in AMF’s incentive bonus plan with a target bonus equal to 40% of your base salary. This bonus will be based on your individual performance and the performance of AMF and otherwise subject to the terms of the incentive plan for the year. For FY 2005, the bonus will be prorated for the partial year based on your start date.

2.	Equity.

AMF will pay you a signing bonus of $25,000, the net proceeds of which ($16,970) must be invested in the equity units of Kingpin Holdings, LLC (“Kingpin”), AMF’s parent company, at a price of $10 per share, the same price paid by Code Hennessy & Simmons IV LP in its recent acquisition of AMF. These 1,697 units will be subject to three year cliff vesting based on continued employment for this period. If you voluntarily resign or are terminated with cause before the end of three years, Kingpin will be entitled to repurchase these 1,697 equity units for $1 in total for all units purchased with the proceeds of this hiring bonus. These equity units will be subject to a pledge to secure your obligation to convey them to Kingpin if you voluntarily resign or are terminated with cause and will also be subject to the terms and conditions of the equity purchase program that Kingpin has made available to its other senior managers (the “Equity Program”).

Additionally, you will be eligible to participate in the Equity Program on the same basis as other senior managers, including Kingpin loaning you up to 50% of the purchase price of equity units that you purchase. The $16,970 invested pursuant to the signing bonus will count as an investment made by you for purposes of calculating the maximum amount of loan available.

Mr. Anthony J. Ponsiglione, II

August 2, 2004

Finally, you will be eligible to participate in Kingpin’s proposed stock option program. Grants will be made based on the CEO’s recommendation and Board approval. Your initial option grant will be for 5,000 units.

3.	Benefits.

During your employment, you will be eligible to participate in such benefit programs as are generally offered to senior managers who are direct reports of the CEO. These benefits are commonly referred to as Tier 1 Benefits, and you will receive a copy of these benefits as an attachment to this offer letter. In this regard, in accordance with the Senior Manager Severance Plan, in the event of a termination without cause, your base salary would be continued for 12 months. You will also be entitled to three weeks vacation until your vacation accrual according to the standard benefit program reaches that level of accrual. During your first year, this benefit will be prorated based upon your start date.

4.	Relocation.

In connection with your relocation to Richmond, you are eligible to reimbursement for a full service move, any commissions paid to realtors in selling your current home, two house hunting trips to Richmond for you and your immediate family, temporary living expenses and closing costs on a home you purchase in Richmond. You will also receive a lump sum payment of $20,000 to cover incidental expenses associated with your relocation.

Enclosed is a summary of benefits, Tier 1 summary of benefits, an employee handbook and documents necessary to establish your personnel file. Please review and complete the required documents and return to me.

This letter supersedes any prior correspondence or discussions between you and AMF relating to your employment with AMF and your purchase of Kingpin equity units or its option program.

Tony, we look forward to your joining our team! Please feel free to contact me at 804-730-4371 if you have any questions.

Sincerely,

/s/ Chris Caesar
Chris Caesar
Chief Financial Officer

/s/ Anthony J. Ponsiglione, II	27 October 2004
Anthony J. Ponsiglione, II	Date